                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240. 14a-11(c) or Section 240.14a-12

                              MID OCEAN LIMITED
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        -------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        -------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        -------------------------------------------------------------------

    (5) Total fee paid:

        -------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        --------------------------------------------

    (2) Form, Schedule or Registration Statement No.:


        --------------------------------------------

    (3) Filing Party:


        --------------------------------------------

    (4) Date Filed:

        --------------------------------------------

                               MID OCEAN LIMITED

                            ------------------------
                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 5, 1998
                            ------------------------

                                                               Hamilton, Bermuda
                                                                January 30, 1998

TO THE SHAREHOLDERS OF MID OCEAN LIMITED:

     NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of MID OCEAN LIMITED (the 'Company') will be held at the Sonesta Beach Resort, 6 Sonesta Drive, South Shore Road, Southampton SN02, Bermuda on Thursday, March 5, 1998, at 8:30 a.m. local time for the following purposes:

          1. To elect three Class II Directors to hold office until 2001;

          2. To appoint KPMG Peat Marwick, Bermuda, to act as the independent auditors of the Company for the fiscal year ending October 31, 1998; and

          3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only Shareholders of record, as shown by the transfer books of the Company at the close of business on January 15, 1998, are entitled to notice of and to vote at the Annual General Meeting.

     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. A PROXY NEED NOT BE A SHAREHOLDER OF THE COMPANY.

                                          As ordered,

                                              /s/ Robert J. Newhouse, Jr.
                                                     Chairman

                               MID OCEAN LIMITED
                               HAMILTON, BERMUDA
                                PROXY STATEMENT
                                      FOR
                   THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 5, 1998
                            ------------------------

                                                                January 30, 1998

     The accompanying proxy is solicited by the Board of Directors of Mid Ocean Limited (the 'Company') to be voted at the Annual General Meeting of Shareholders of the Company to be held on March 5, 1998, and any adjournments thereof.

     When such proxy is properly executed and returned, the Class A Ordinary Shares it represents will be voted at the meeting on: (1) the election of the three nominees listed below for Director, and (2) the appointment of KPMG Peat Marwick, Bermuda ('Auditors'), as auditors of the Company.

     Any Shareholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Secretary of the Company in writing, by voting in person at the Annual General Meeting or by execution of a subsequent proxy, provided that such action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

     Shareholders of record as of the close of business on January 15, 1998, will be entitled to vote at the meeting. As of January 12, 1998, there were outstanding 36,077,267 Class A Ordinary Shares, par value US $0.20 per share ('Class A Ordinary Shares'), of the Company entitled to vote at the meeting, with each Class A Ordinary Share entitling the holder of record on such date to one vote. In addition, as of such date, there were outstanding 1,190,292 Class B Ordinary Shares, par value US $0.20 per share ('Class B Ordinary Shares'), of the Company entitled to vote at the meeting, which have one-tenth of a vote per share, and 1,860,000 Class C Ordinary Shares, par value US $0.20 per share ('Class C Ordinary Shares' and, collectively with the Class A Ordinary Shares and the Class B Ordinary Shares, the 'Shares'), of the Company, which have no voting rights.

     This Proxy Statement, the attached Notice of Annual Meeting and the accompanying proxy card are first being mailed to Shareholders on or about January 30, 1998.

     The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the Notice of Meeting. If any such matter comes before the meeting, including any Shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

     Directors will be elected at the Annual General Meeting by a majority of the votes cast at the meeting by the holders of voting Shares represented in person or by proxy at the meeting, provided there is a quorum (consisting of holders of at least fifty percent of the outstanding Shares being present in person or by proxy). The appointment of the Auditors will be by similar vote.

                              BENEFICIAL OWNERSHIP

     The following table summarizes the beneficial ownership, as of January 12, 1998 (except as otherwise noted), of the Class A Ordinary Shares by any person or group known to the Company to be the beneficial owners of more than five percent (5%) of the Class A Ordinary Shares.

                                                                                             NUMBER OF    PERCENT OF
                                                                                              CLASS A      CLASS A
                                                                                             ORDINARY      ORDINARY
SHAREHOLDER(B)                                                                                SHARES      SHARES(A)
------------------------------------------------------------------------------------------   ---------    ----------
EXEL Limited
  Cumberland House
  1 Victoria Street
  Hamilton, Bermuda.......................................................................   9,676,367       26.82%
Kamehameha Schools/Bernice P. Bishop Estate
  Suite 200
  567 South King Street
  Honolulu, Hawaii 96801..................................................................   1,860,000        5.16%
Oppenheimer Group, Inc.
  Oppenheimer Tower
  World Financial Center
  New York, New York 10281................................................................   2,055,000(c)     5.70%
Scudder, Stevens & Clark, Inc.
  345 Park Avenue
  New York, New York 10154................................................................   2,185,450(d)     6.06%

------------------
(a) The percentages of outstanding Class A Ordinary Shares are calculated separately for each Shareholder on the basis of the number of outstanding Class A Ordinary Shares as of January 12, 1998, and assuming for purposes of the calculation that Class A Ordinary Shares issuable upon exercise of options presently exercisable or exercisable within 60 days held by such Shareholder are outstanding.

(b) Marsh & McLennan Risk Capital Holdings, Ltd., 1166 Avenue of the Americas, New York, New York 10036, an indirect, wholly-owned subsidiary of Marsh & McLennan Companies, Inc., holds 1,461,093 Class A Ordinary Shares representing 4.05% of the total outstanding Class A Ordinary Shares. MMRC LLC, a Delaware limited liability company, holds 1,051,645 Class A Ordinary Shares, or 2.91% of the outstanding Class A Ordinary Shares. Marsh & McLennan Risk Capital Holdings, Ltd. holds 30% of the voting interests and all of the economic interests in MMRC LLC, and has the right to cause the disposition of assets held by MMRC LLC.

   J.P. Morgan Capital Corporation, 60 Wall Street, New York, New York 10260, a

   wholly-owned subsidiary of J.P. Morgan & Co. Incorporated, holds 1,190,292 Class B Ordinary Shares representing all of the outstanding Class B Ordinary Shares and 0.33% of the outstanding voting interests in the Company.

(c) As reported in a Schedule 13G dated February 4, 1997; reporting person has shared voting and dispositive power with respect to such shares and has expressly disclaimed beneficial ownership of such shares.

(d) As reported in a Schedule 13G dated February 10, 1997; reporting person has sole voting power with respect to 693,500 of such shares, shared voting power with respect to 1,139,100 of such shares, and sole dispositive power with respect to all of such shares.

                               BOARD OF DIRECTORS

     The Company's Articles of Association provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III, each class consisting as nearly as possible of one-third of the total number of Directors constituting the entire Board of Directors.

     The term of office for each Director in Class I expires at the Annual General Meeting of the Company in 2000; the term of office for each Director in Class II expires at the Annual General Meeting in 1998; and the term of office for each Director in Class III expires at the Annual General Meeting in 1999. At each Annual General Meeting the successors of the class of Directors whose term expires at that meeting are elected to hold office for a term expiring at the Annual General Meeting to be held in the third year following the year of their election.

     In fiscal 1997, there were five meetings of the Board and each incumbent Director who served on the Board during the full fiscal year 1997 attended at least 75% of the aggregate of such meetings and of the meetings held by all committees of the Board of which such Director was a member.

     The Board of Directors has established an Executive Committee, Audit Committee, Compensation Committee and Finance Committee.

EXECUTIVE COMMITTEE

     The Executive Committee of the Board of Directors has authority to take most actions consistent with prior directives of the Board of Directors, except for responsibilities delegated to other committees. Messrs. Mendoza (Chairman) and Butt, Sir Brian Corby and Messrs. Harder, Newhouse, O'Hara and Tasco were members of the Executive Committee during fiscal 1997. The Executive Committee met seven times in fiscal 1997.

AUDIT COMMITTEE

     The Audit Committee of the Board of Directors meets with the Company's independent accountants to discuss the scope and results of their audit and to review the adequacy of the Company's accounting and control system. The Audit Committee reviews the audit fee and considers issues raised by its members, the independent accountants and management. Each year the Audit Committee recommends to the Board an independent accounting firm to audit the financial statements of the Company. Mr. Borelli (Chairman), Sir Brian Corby, and Messrs. Esposito and Jeanbart were members of the Audit Committee during fiscal 1997. The Audit Committee met four times in fiscal 1997.

COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors reviews the performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors compensation programs. No member of the Compensation Committee is a member of management or eligible for compensation from the Company other than as a Director. Messrs. Tasco (Chairman), Harder and Tabak were members of the Compensation Committee during fiscal 1997. The Compensation Committee met four times in fiscal 1997.

FINANCE COMMITTEE

     The Finance Committee of the Board of Directors establishes procedures in connection with investments and monitors all investments on a quarterly basis. Messrs. Pasquesi (Chairman), Elliott, Glauber, Mendoza, Peters and Tabak were members of the Finance Committee during fiscal 1997. The Finance Committee met four times in fiscal 1997.

DIRECTOR COMPENSATION

     All Directors (other than directors who are also employees of the Company) are paid an annual fee of $30,000 in stock or deferred stock units, pursuant to the Mid Ocean Limited Stock & Deferred Compensation Plan for Nonemployee Directors, plus $3,000 in cash per Board of Directors meeting attended and $1,500 in cash for attendance at each committee meeting. Committee chairmen receive an additional annual fee of $5,000 in stock or deferred stock units. Pursuant to the Company's 1993 Long Term Incentive and Share Award Plan, in fiscal 1997 each non-employee Director received a grant of options to purchase 1,500 Class A Ordinary Shares, at an exercise price of $49.00, based on the market value of the Class A Ordinary Shares on the date of grant.

                           I.  ELECTION OF DIRECTORS

     At the 1998 Annual General Meeting, three Directors are to be elected to hold office until the 2001 Annual General Meeting of Shareholders. All of the nominees are currently serving as Directors and have been elected by the Shareholders at prior meetings. The remaining Directors of the Company will continue to serve in accordance with their existing term. Unless otherwise indicated above or below, all Directors have served as Directors of the Company since June 1993.

     Unless authority is withheld by the Shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed below. All of the nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee. The name, principal occupation and other information concerning each Director is set forth below.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE NOMINEES.

                    NOMINEES FOR WHOM PROXIES WILL BE VOTED

NOMINEES FOR CLASS II DIRECTORS FOR TERMS TO EXPIRE IN 2001

     Sir Brian Corby, age 68, served as Chief Executive Officer of Prudential Corporation plc from 1982 to 1990 and as Chairman of Prudential Corporation plc from 1990 to 1995. Among other positions he has held are President of the Confederation of British Industry, President of the Geneva Association and director of the Bank of England. Sir Brian has been a Director of the Company since June 1995 and is Chairman of The Brockbank Group plc, a wholly-owned subsidiary of the Company.

     Robert R. Glauber, age 58, served as Under Secretary for Finance of the United States Department of the Treasury from 1989 to early 1992. Mr. Glauber is a lecturer at the Center for Business and Government of the John F. Kennedy School of Government at Harvard University. Mr. Glauber served as a faculty member of the Harvard Business School, specializing in corporate finance and investment banking, from 1964 to 1989. In addition, Mr. Glauber served as a consultant to J.P. Morgan & Co. Incorporated's Mergers and Acquisitions Group from 1986 to 1988. Mr. Glauber also serves as a director of numerous Dreyfus investment funds.

     Paul Jeanbart, age 58, has served as Chief Executive Officer of the Rolaco Group of Companies for over 30 years. Mr. Jeanbart also serves as a director of Rolaco Holdings S.A., Club Mediterranee S.A., Semiramis Hotel Co., Nasco Insurance Group Limited, Sodexho Alliance France, Delta International Bank Egypt and Orfevrerie Christofle S.A. France. Mr. Jeanbart has been a Director of the Company since December 1994.

                        DIRECTORS WHOSE TERMS OF OFFICE
                         DO NOT EXPIRE AT THIS MEETING

CLASS I DIRECTORS WHOSE TERMS EXPIRE IN 2000

     Frank J. Borelli, age 62, has served as Senior Vice President and Chief Financial Officer of Marsh & McLennan Companies, Inc. since 1984. He also serves as a director of Marsh & McLennan Companies, Inc., The Interpublic Group of Companies, Inc., and United Water Resources.

     Michael A. Butt, age 55, has served as President and Chief Executive Officer of the Company since May 1993. In September 1997, he became Chairman and Chief Executive Officer of Mid Ocean Reinsurance Company Ltd., an indirect wholly-owned subsidiary of the Company ('Mid Ocean Reinsurance') and President and Chief Executive Officer of Mid Ocean Holdings, Ltd. ('Holdings'), a wholly-owned subsidiary of the Company. Mr. Butt has served as a director of The Bank of N.T. Butterfield & Son, Limited since October 1996. Mr. Butt served as director of Phoenix Securities Limited, a private investment banking firm based in London, from 1992 to April 1993 and as a director of the Instituto Nazionale di Assicurazioni, Rome, from November 1993 to December 1997. From 1987 to 1992, he was a director of BAT Industries and Chairman and Chief Executive Officer of Eagle Star Holdings PLC and Eagle Star Insurance Company. From 1982 to 1986, Mr. Butt was Chairman of Sedgwick Limited and Vice Chairman of Sedgwick Group PLC.

     Henry U. Harder, age 72, was a director of Chubb Corporation from 1974 until 1996. Prior to his retirement in 1988, he was Chairman and Chief Executive Officer of Chubb Corporation. Mr. Harder also serves as a director of Cranston Print Works and has been a Director of the Company since December 1994.

     Brian M. O'Hara, age 49, has been President and Chief Executive Officer of EXEL Limited since 1994 and a director of EXEL Limited since 1986 and Chairman and Chief Executive Officer of X.L. Insurance Company, Ltd. since 1995. Mr. O'Hara served as Vice Chairman of EXEL Limited from 1987 to 1994. Mr. O'Hara also served as Chairman, President and Chief Executive Officer of X.L. Insurance Company, Ltd. from 1994 to 1995, having previously served as President and Chief Executive Officer from 1992 to 1994, and as President and Chief Operating Officer from 1986 to 1992.

     Jeffrey S. Tabak, age 47, has served as a Managing Partner of Miller Tabak Hirsch & Co., a member firm of all leading stock and option exchanges, which has conducted a wide range of brokerage and investment banking activities since 1982.

CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 1999

     Robert J. Newhouse, Jr., age 72, has served as Chairman of the Board of the Company since June 1993 and Mid Ocean Reinsurance since November 1992. Prior thereto, he served as Vice Chairman of Marsh & McLennan Companies, Inc., as a member of the Office of the Chairman of Marsh & McLennan Companies, Inc. and a member of the Executive Committee of Marsh & McLennan Companies, Inc. until 1990. Mr. Newhouse also serves as a director of Trident Corp.

     Geoffrey Elliott, age 58, served as Managing Director of Morgan Stanley &

Co. Inc. from August 1981 to July 1988, and currently serves as a director of the Bank of Bermuda Limited, Chairman of The Private Bank & Trust Co. Ltd. and is President and a director of C.A.G. Limited and Deputy Chairman of Bermuda Land Development Company. Mr. Elliott has been a Director of the Company since September 1994.

     Michael P. Esposito, Jr., age 58, has served as Chairman of the Board of EXEL Limited since April 1995 and has been a director of EXEL Limited since 1986. He has been the Vice Chairman of Inter-Atlantic Capital Partners since July 1995. Mr. Esposito served as Chief Compliance Control and Administration Officer of The Chase Manhattan Corporation from August 1992 to June 1995, having previously served as Executive Vice President and Chief Financial Officer from 1987 to 1991. Mr. Esposito also serves as a director of Forest City

Enterprises, Risk Capital Holdings, Inc. and Annuity and Life RE (Holdings) Ltd. Mr. Esposito has been a Director of the Company since June 1995.

     Roberto G. Mendoza, age 52, has served as Vice Chairman and director, and as a member of the Corporate Office of J.P. Morgan & Co. Incorporated since 1990, having previously served as head of the Mergers and Acquisitions Group since 1986. Mr. Mendoza also serves as a director of Consorcio Fabril de Pacifico and Traveler's/Aetna Property & Casualty Corp.

     Frank J. Tasco, age 70, retired in 1992 as Chairman of the Board and Chief Executive Officer of Marsh & McLennan Companies, Inc., a position he had held since 1986. From December 1993 to December 1994, he served as Chairman of Borden, Inc. Mr. Tasco is a director of Marsh & McLennan Companies, Inc., Traveler's Group Inc. and Traveler's/Aetna Property & Casualty Corp. Mr. Tasco has been a Director of the Company since February 1996.

     See 'Certain Transactions' for a description of certain corporate relationships.

                             EXECUTIVE COMPENSATION

     Summary of Compensation. The following table sets forth compensation for services in all capacities awarded to, earned by or paid to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries (the 'named executives') for its 1995, 1996 and 1997 fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                               ---------------------------------
                                                                                       AWARDS
                                              ANNUAL COMPENSATION              ----------------------   PAYOUTS
                                  -------------------------------------------              SECURITIES  ---------
                                                                   OTHER       RESTRICTED  UNDERLYING  LONG-TERM
            NAME AND                                              ANNUAL         STOCK      OPTIONS/   INCENTIVE     ALL OTHER
       PRINCIPAL POSITION         YEAR   SALARY     BONUS     COMPENSATION(1)  AWARDS(2)    SARS(3)     PAYOUTS   COMPENSATION(4)
--------------------------------- ----  --------  ----------  ---------------  ----------  ----------  ---------  ---------------
Robert J. Newhouse, Jr.(5)....... 1997  $350,000  $  350,000     $  17,800     $       --     25,000    $    --       $   600
  Chairman of the Board           1996   325,000     350,000        39,500        760,000         --         --           600
                                  1995   300,000     350,000        11,200             --         --         --           600
Michael A. Butt(5)............... 1997   485,000     500,000       209,800             --     80,000         --        53,100
  President and Chief             1996   460,000     460,000       191,600        950,000         --         --        49,800
  Executive Officer               1995   425,000     425,000       165,700             --         --         --        45,400
Charles F. Hays(5)............... 1997   325,000     265,000       136,000             --     40,000         --        35,400
  Senior Vice President           1996   310,000     235,000       114,200        475,000         --         --        31,500
  and Chief Financial             1995   289,600     225,000       104,600             --         --         --        31,600
  and Administrative Officer
Henry C.V. Keeling(5)............ 1997   350,000     350,000       144,500             --     45,000         --        38,200
  President, Chief Operating      1996   325,000     285,000       151,400        760,000         --         --        35,200
  Officer and Chief Underwriting  1995   300,000     275,000       115,700             --         --         --        32,600
  Officer of Mid Ocean
  Reinsurance
Mark E. Brockbank(6)............. 1997   564,600   1,074,800        25,400      1,437,500         --         --        55,200
  Chief Executive Officer of      1996        --          --            --             --         --         --            --
  The Brockbank Group plc and     1995        --          --            --             --         --         --            --
  Vice Chairman of Holdings

------------------
(1) Amount shown for Michael A. Butt, Charles F. Hays and Henry C.V. Keeling includes $144,000, $117,600 and $96,000, respectively, as housing allowances. Messrs. Butt, Hays and Keeling also received allowances

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    for certain automobile expenses. Amount shown for Mark E. Brockbank includes an automobile allowance of $25,100. Amount shown for Messrs. Newhouse, Butt, Hays and Keeling also includes reimbursement for certain travel expenses to and from Bermuda, reimbursement for certain club memberships in Bermuda, payments made by the Company in respect of standard health and disability insurance and, with respect to Messrs. Newhouse, Butt and Hays, payments made with respect to financial planning consultants.

(2) Mr. Brockbank received an award of 25,000 shares of restricted stock in the Company effective August 18, 1997, pursuant to the Company's 1993 Long Term Incentive and Share Award Plan, based on his performance in the 1997 fiscal year. Such award vests 50% on December 29, 2000 and 50% on December 29, 2001. Messrs. Newhouse, Butt, Hays and Keeling received awards of restricted stock in the Company effective March 1, 1996, pursuant to the Company's 1993 Long Term Incentive and Share Award Plan, based on each individual's performance in the 1995 fiscal year of 20,000, 25,000, 12,500 and 20,000 shares, respectively. Mr. Newhouse's award vested immediately, and each other award vests 20% a year with the first vesting having taken place on March 1, 1997, and subsequent vestings taking place on each of the next four anniversaries. Messrs. Butt, Hays and Keeling also received awards of restricted stock in the Company effective November 1, 1994, pursuant to the Company's 1993 Long Term Incentive and Share Award Plan, based on each individual's performance in the 1994 fiscal year of 18,000, 6,500 and 12,000 shares, respectively. Each such award vests 20% a year with the first, second and third vestings having taken place on November 1, 1995, 1996 and 1997, respectively, and the last two vestings to take place on November 1, 1998 and 1999. All unvested awards are subject to forfeiture (in whole or in part, depending on the nature of the termination) upon termination of an individual's employment with the Company. Dividends are payable on all restricted stock awards. As of October 31, 1997, the number and aggregate market value of the restricted stock holdings was as follows: Mr. Butt:
    30,800 ($1,998,150); Mr. Hays: 13,900 ($901,763); Mr. Keeling: 23,200
    ($1,505,100); and Mr. Brockbank: 25,000 ($1,621,875).

(3) The Company has never granted SARs.

(4) Represents standard life insurance premiums and payments made in connection with the Mid Ocean Reinsurance Company Ltd. Pension Plan Trust, Mid Ocean Reinsurance Company Ltd. Deferred Compensation Trust, and Mid Ocean Reinsurance Company Ltd. Qualified Retirement Plan Trust on behalf of each named executive other than Mr. Brockbank, with respect to whom payments made in connection with his term life insurance and the Brockbank Group Pension Scheme are included.

(5) Does not include 40,000, 30,000, 12,500 and 20,000 shares, respectively, awarded to Messrs. Newhouse, Butt, Hays and Keeling in November 1997 with respect to the Company's performance through fiscal 1997. Mr. Newhouse's award vested immediately. The shares awarded to Messrs. Butt, Hays and Keeling vest one-third on November 1, 1998 and one-third on each of the subsequent two anniversaries thereafter.

(6) Mr. Brockbank became employed by Mid Ocean Holdings, Ltd., a wholly-owned subsidiary of the Company, in August 1997 when the Company acquired the remainder of the shares not then owned by the Company of Brockbank Underwriting Limited ('Brockbank Underwriting') through the Company's acquisition of The Brockbank Group plc (the 'Brockbank Acquisition'). As is typical with respect to incentive compensation in the Lloyd's market, the amount shown for Mr. Brockbank's bonus principally consists of a bonus based on the underwriting performance of syndicates managed by Brockbank Underwriting based on years prior to the Brockbank Acquisition. Amounts shown do not include consideration received by Mr. Brockbank in connection with the purchase by the Company of Brockbank Underwriting shares pursuant to the Brockbank Acquisition. Amounts shown (other than with respect to restricted stock awards) reflect the approximate U.S. dollar equivalents for British pounds sterling based on the average exchange rate during fiscal 1997. For information as to the terms of Mr. Brockbank's ongoing employment agreement, see 'Employment Contracts and Termination of Employment and Change In Control Arrangements' below.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information on grants of stock options exercisable for Class A Ordinary Shares awarded during fiscal 1997 to the named executives.

                                    INDIVIDUAL GRANTS                                          POTENTIAL REALIZABLE
-----------------------------------------------------------------------------------------        VALUE AT ASSUMED
                                NUMBER OF          % OF TOTAL                                 ANNUAL RATES OF STOCK
                                SECURITIES         OPTIONS(1)     EXERCISE                      PRICE APPRECIATION
                                UNDERLYING         GRANTED TO      OR BASE                      FOR OPTION TERM(2)
                                OPTIONS(1)        EMPLOYEES IN      PRICE      EXPIRATION    ------------------------
NAME                             GRANTED          FISCAL YEAR     PER SHARE       DATE           5%           10%
----------------------------   ------------       ------------    ---------    ----------    ----------    ----------

Robert J. Newhouse, Jr......   25,000(3)               6.16        $ 47.00     11/1/2006     $1,369,225    $2,815,863

Michael A. Butt.............   35,000(4)(6)            8.62          57.50     9/10/2007      1,705,958     4,076,570
                               45,000(5)(6)           11.08          47.00     10/31/2006     2,464,605     5,068,553

Charles F. Hays.............   20,000(4)(6)            4.93          57.50     9/10/2007        974,833     2,329,469
                               20,000(5)(6)            4.93          47.00     10/31/2006     1,095,380     2,252,690

Henry C.V. Keeling..........   20,000(4)(6)            4.93          57.50     9/10/2007        974,833     2,329,469
                               25,000(5)(6)            6.16          47.00     10/31/2006     1,369,225     2,815,863

Mark E. Brockbank...........        --               --              --            --            --            --

------------------

(1) The Company has never granted SARs.

(2) The dollar amounts set forth in these columns are the result of calculations assuming 5% and 10% annual return rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's share price.

(3) These options were granted pursuant to the Company's 1993 Long Term Incentive and Share Award Plan and vested immediately.


(4) These options were granted pursuant to the Company's 1993 Long Term Incentive and Share Award Plan and vest in three equal annual installments on each of November 1, 1998, 1999 and 2000.

(5) These options were granted pursuant to the Company's 1993 Long Term Incentive and Share Award Plan and vested 33 1/3% on November 1, 1997 and will vest 33 1/3% on each of November 1, 1998 and 1999.

(6) All unvested awards are subject to forfeiture (in whole or in part, depending on the nature of the termination) upon termination of an individual's employment with the Company.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)

     The following table sets forth information concerning the exercise of options to purchase Class A Ordinary Shares during fiscal 1997 and the value realized upon exercise by each named executive and the number of exercisable and unexercisable options and the value of the in-the-money options as of October 31, 1997, for each named executive. The value of unexercised options has been calculated based on a value of $64 7/8 per Class A Ordinary Share, as of October 31, 1997.

                                                                           NUMBER OF
                                                                           SECURITIES               VALUE OF
                                                                           UNDERLYING             UNEXERCISED
                                          NUMBER OF                       UNEXERCISED             IN-THE-MONEY
                                           SHARES                       OPTIONS/SARS(1)         OPTIONS/SARS(1)
                                         ACQUIRED ON       VALUE          EXERCISABLE/            EXERCISABLE/
NAME                                     EXERCISE(2)    REALIZED(3)      UNEXERCISABLE           UNEXERCISABLE
--------------------------------------   -----------    -----------    ------------------    ----------------------
Robert J. Newhouse, Jr................     100,000      $ 3,445,800      183,762/       0    $8,099,997/ $        0
Michael A. Butt.......................     156,192        5,311,611            0/ 110,000             0/  2,249,750
Charles F. Hays.......................      20,000          570,000       16,000/  64,000       614,000/  1,426,000
Henry C.V. Keeling....................      24,000          853,920       57,600/  59,400     2,325,600/  1,175,775
Mark E. Brockbank.....................      --              --                --                      --

------------------

(1) The Company has never granted SARs.

(2) Of the shares shown, 66,192 and 24,000 shares were previously reported in the Company's proxy statement for fiscal 1996 for Messrs. Butt and Keeling, respectively.


(3) Amounts shown are based on the difference between the exercise price and the closing price of the Class A Ordinary Shares as of the date of exercise.

     Employment Contracts and Termination of Employment and Change in Control Arrangements. The Company or one of its subsidiaries has entered into employment agreements with five of its executive officers: Robert J. Newhouse, Jr., as Chairman of the Board of Directors of the Company and Mid Ocean Reinsurance; Michael A. Butt, as President and Chief Executive Officer of the Company and Mid Ocean Reinsurance; Charles F. Hays, as Senior Vice President and Chief Financial and Administrative Officer of the Company and Executive Vice President and Chief Financial and Administrative Officer of Mid Ocean Reinsurance; Henry C.V. Keeling, as Executive Vice President and Chief Underwriting Officer of Mid Ocean Reinsurance and Mark E. Brockbank, with respect to The Brockbank Group plc, a wholly-owned subsidiary of the Company. Messrs. Butt, Hays and Keeling reside in Bermuda, and Mr. Newhouse spends at least one week per month in Bermuda. Mr. Brockbank resides in England. Each agreement (other than Mr. Brockbank's) provides for (a) a base salary which is subject to review for increase at the discretion of the Compensation Committee of the Board of Directors; (b) an annual bonus determined by the Compensation Committee of the Board of Directors, based on criteria determined by the Compensation Committee of the Board of Directors; (c) reimbursement for, or payment of, certain travel, living and other expenses; and (d) the right to participate in such other employee or fringe benefit programs for senior executives as are in effect from time to time. Mr. Brockbank's agreement provides for (a) a base salary, (b) reimbursement for certain travel, subsistence and entertainment expenses, (c) payment of premiums for private medical health insurance for Mr. Brockbank, (d) a death insurance benefit equal to four times his annual salary, (e) provision of permanent health insurance, and (f) continued participation in the Brockbank Group Pension Scheme or equivalent payment to a personal pension plan in lieu thereof. The employment agreements of Messrs. Newhouse, Butt, Hays and Keeling each expire on August 19, 1999. The employment agreement of Mr. Brockbank expires upon twelve months written notice from any party thereto, provided that such agreement terminates automatically upon the last day of the month in which Mr. Brockbank attains the age of 65 years. Each agreement (other than Mr. Brockbank's) shall be automatically extended for an additional period of one year unless the Company or such executive provides written notice at least six months prior to the then scheduled expiration date. Each agreement (other than Mr. Brockbank's) further provides that in the event of termination of the executive's employment prior to the expiration date by reason of death or disability, such executive (in the case of death, such executive's spouse or estate) is entitled to receive the then current base salary through the end of the month in which such executive's employment terminated and, in the case of Mr. Newhouse, payments at the rate of $162,500 per year (or, if greater, one-half the base salary) for a period of three years from the date of death. In the case of each such executive, each estate shall be entitled to any annual bonus awarded but not yet paid and a pro rata bonus for the year of death, if the Executive Committee so determines. In the event of termination of the executive's employment without cause, such executive shall receive his then current base salary, in the case of Mr. Newhouse, for a period of two years, and in the cases of Messrs. Butt, Hays and Keeling, for a period of one year following the date of termination, plus any annual bonus awarded but not paid, and with respect to each of Messrs. Newhouse, Butt, Hays and Keeling, other rights and benefits as determined in accordance with the applicable terms of the relevant benefit programs, including the right to exercise options granted. If such executive's employment is terminated for cause, such executive is entitled to receive his base salary through the date on which such termination for cause occurs and such other benefits as determined in accordance with the applicable terms of any benefit programs, including the right to exercise options granted to such executive then vested. In the event Mr. Brockbank's employment is terminated for cause or by reason of disability, he is entitled to receive his base salary through the effective date of such termination. Each executive may voluntarily terminate his employment prior to the expiration of the term and such termination shall be deemed a termination for cause. If any executive's compensation (other than Mr. Brockbank's) is reduced or his title, duties and responsibilities are materially and adversely altered or any executive is terminated (other than for cause) within the twelve month period following a Change in Control (as defined below), such executive has the right to terminate his employment in the case of altered duties, and in both cases such executive shall receive his current base salary for a period of two years (three years in the case of Mr. Butt), an amount equal to two times (three times in the case of Mr. Butt) the largest annual bonus awarded to such executive in the three years prior to a Change in Control, the pro rata portion of the annual bonus that would have been paid to such executive for the year in which the Change in Control occurs and the right to exercise options granted. The agreements with Messrs. Butt and Keeling provide for a minimum annual bonus of $75,000 and $50,000, respectively.

     Unless otherwise determined by the Board of Directors, all grants of restricted shares and share options under the 1993 Long Term Incentive and Share Award Plan automatically vest upon a Change in Control.
A Change in Control shall be deemed to have occurred if any 'person,' as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (other than a group of which the executive is a member or which has been organized by the executive for the purpose of making such acquisition), acquires twenty percent (20%) or more of the voting power of the outstanding Class A Ordinary Shares, subject to certain exceptions with respect to EXEL Limited.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Tasco, a member of the Compensation Committee of the Company, is a director of the Board of Marsh & McLennan Companies, Inc., the parent company of Marsh & McLennan Risk Capital Holdings, Ltd. See 'Certain Transactions.'

COMPENSATION COMMITTEE REPORT

     The Compensation Committee, comprised of three independent outside directors, recommends compensation principles and compensation programs to the Board of Directors and approves annual salary and cash bonus awards to senior officers and long-term incentive awards to all employees.

     The Board of Directors and the Compensation Committee believe that the Company's success requires a small, but highly motivated, professional staff. The compensation policies, therefore, are primarily designed to attract and retain at the Company's Bermuda location, and to motivate, such a staff.

     The Company's executive compensation program combines base salary, annual bonus, and a stock ownership program to attract, retain and motivate executives. Base salary increases and annual bonuses are based on individual and corporate performance. Among the factors on which compensation was based was a review of compensation paid by other large Bermuda-based reinsurance and insurance companies and other large Lloyd's Managing Agencies. Other primary factors influencing compensation terms were: need for highly qualified professionals to serve in Bermuda and London; specialized areas of expertise; retention of executives critical to the Company's success; high barrier of recruitment for potential competitors; and experience and performance. The Compensation Committee also considered the Company's structure and methods of operation, which require a small and highly qualified and efficient executive core reinsuring and insuring risks on a worldwide basis.

     Under the Company's annual bonus plan, bonuses are based on individual and corporate performance during the prior fiscal year. Annual compensation is leveraged to provide a strong link to corporate and individual performance. Competitive target bonus levels are established annually. Factors taken into account are underwriting performance, premium level, investment management results, development of the management team and strategic steps.

     The Company's 1993 Long Term Incentive and Share Award Plan provides for grants of stock options and restricted share awards intended to motivate executives to improve total return to shareholders. The number granted is based on competitive grant values for the salary level/position and the share price at the time of grant.

     The Company retains the services of William M. Mercer, Inc., a human resources management consulting firm, to advise on competitive pay levels and programs.


     Mr. Butt's base compensation as President and Chief Executive Officer was $485,000 for fiscal 1997 and the Compensation Committee awarded him a $500,000 cash bonus and an option for 35,000 shares with respect to such fiscal year. In addition, the Compensation Committee granted stock awards on November 1, 1997 to certain members of senior management reflecting the extraordinary performance achieved by the Company during its initial five years which, in the case of Mr. Butt, amounted to 30,000 shares, vesting one-third on each of November 1, 1998, November 1, 1999 and November 1, 2000. The Compensation Committee believes that share related awards are a particularly important part of compensation that correlate long-term individual motivation and reward to the Company's performance. In determining Mr. Butt's total compensation, the Compensation Committee considered a number of factors, including compensation paid to chief executive officers of comparable companies, the Company's financial and underwriting performance, and the Company's steps toward achieving certain strategic goals, including development of the Company's market position in its increasingly diversified markets.

                                          Frank J. Tasco
                                          Henry U. Harder
                                          Jeffrey S. Tabak

     Performance Graph. Set forth below is a line graph comparing yearly dollar changes in the cumulative total shareholder return on the Company's Class A Ordinary Shares (assuming reinvestment of dividends) from August 4, 1993 through October 31, 1997, as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property Casualty Index. The Class A Ordinary Shares commenced trading on The Nasdaq National Market on August 4, 1993, and continued trading on The Nasdaq National Market through May 30, 1996, the date on which such shares commenced trading on The New York Stock Exchange.

                                 [Line Graph]

                             August  October  October  October  October  October
                              1993    1993     1994     1995     1996     1997
                             ------  -------  -------  -------  -------  -------
Mid Ocean Limited            100.00  120.40    99.70   150.50   207.00   302.30
S&P 500 Index                100.00  104.90   109.00   137.80   171.00   225.90
S&P Property Casualty Index  100.00   93.00    82.40   111.60   138.60   196.50

                        OWNERSHIP OF CERTAIN SECURITIES

     The following table summarizes the beneficial ownership as of January 12, 1998, of Class A Ordinary Shares by (i) the named executive officers who own Class A Ordinary Shares, (ii) all directors and director nominees (as of the 1998 Annual General Meeting) who own Class A Ordinary Shares and (iii) all directors, director nominees, and executive officers as a group.

                                                                                             NUMBER OF    PERCENT OF
NAME                                                                                         SHARES(A)    SHARES(B)
------------------------------------------------------------------------------------------   ---------    ----------
Frank J. Borelli(c).......................................................................      22,500          *
Mark E. Brockbank(d)......................................................................     538,519       1.49
Michael A. Butt(e)........................................................................     259,792          *
Sir Brian Corby...........................................................................       3,553          *
Geoffrey Elliott..........................................................................       5,053          *
Michael P. Esposito, Jr.(f)...............................................................       8,600          *
Robert R. Glauber.........................................................................      16,800          *
Henry U. Harder...........................................................................       4,600          *
Charles F. Hays(e)........................................................................      70,666          *
Paul Jeanbart(g)..........................................................................     305,053          *
Henry C.V. Keeling(e).....................................................................     134,933          *
Roberto G. Mendoza(h).....................................................................      27,500          *
Robert J. Newhouse, Jr.(e)................................................................     270,362          *
Brian M. O'Hara(f)........................................................................      22,500          *
Jeffrey S. Tabak(i).......................................................................      21,720          *
Frank J. Tasco(c).........................................................................       4,000          *
  All directors and executive officers as a group (17 in all).............................   1,784,551       4.96%

------------------
* Less than one percent.

 (a) Includes Class A Ordinary Shares issuable upon exercise of outstanding options that are currently exercisable or become exercisable within 60 days. None of the named persons own Class B Ordinary Shares or Class C Ordinary Shares.

(b) The percentages of outstanding Class A Ordinary Shares are calculated separately for each Shareholder and for all directors and executive officers of the Company as a group on the basis of the number of outstanding Class A Ordinary Shares as of January 12, 1998, and assuming for purposes of the calculation that Class A Ordinary Shares issuable upon exercise of options presently exercisable or exercisable within 60 days of January 12, 1998, held by such Shareholder are outstanding.

 (c) Frank J. Borelli is Senior Vice President and Chief Financial Officer of, and Frank J. Tasco is a director of, Marsh & McLennan Companies, Inc. (the parent company of Marsh & McLennan Risk Capital Holdings, Ltd.). Messrs. Borelli and Tasco disclaim beneficial ownership of the Shares owned by

     Marsh & McLennan Risk Capital Holdings, Ltd.

(d) Of such shares, 505,677 shares were received by Mr. Brockbank in consideration for the purchase of shares of The Brockbank Group plc owned by Mr. Brockbank in connection with the Brockbank Acquisition, which shares are subject to certain transfer restrictions.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(e) Includes 40,000, 30,000, 12,500 and 20,000 shares, respectively, awarded to Messrs. Newhouse, Butt, Hays and Keeling in November 1997 with respect to the Company's performance through fiscal 1997. Mr. Newhouse's award vested immediately. The shares awarded to Messrs. Butt, Hays and Keeling vest one-third on November 1, 1998 and one-third on each of the subsequent two anniversaries thereafter.

(f) Michael P. Esposito, Jr. is a director of EXEL Limited and its subsidiary, X.L. Insurance Company, Ltd., and Brian M. O'Hara is President and Chief Executive Officer of EXEL Limited, and Chairman and Chief Executive Officer of X.L. Insurance Company, Ltd. Messrs. Esposito and O'Hara disclaim beneficial ownership of 9,676,367 Class A Ordinary Shares owned by EXEL Limited.

(g) Includes 300,000 Class A Ordinary Shares owned by Rolaco Holdings S.A. Paul Jeanbart is Chief Executive Officer of Rolaco Holdings S.A.

(h) Roberto G. Mendoza is Vice Chairman of J.P. Morgan & Co. Incorporated, the parent company of J.P. Morgan Capital Corporation. Mr. Mendoza disclaims beneficial ownership of 1,190,292 Class B Ordinary Shares and 1,860,000 Class C Ordinary Shares owned by J.P. Morgan Capital Corporation.

(i) Does not include 1,300 Class A Ordinary Shares held by Jeffrey S. Tabak as custodian for his children.

                              CERTAIN TRANSACTIONS

     The Company, Marsh & McLennan Risk Capital Holdings, Ltd., J.P. Morgan International Capital Corp. and BYRNE & sons, l.p. (of which John J. Byrne, a former director of the Company and Mid Ocean Reinsurance, is Chairman) organized The Trident Partnership, L.P. ('Trident') to make investments in or organize other insurance or reinsurance ventures. During fiscal 1994, Trident received aggregate capital commitments from investors (including such organizers) of approximately $667 million. MMRCH LLC, a limited liability company controlled by Marsh & McLennan Risk Capital Holdings, Ltd., and J.P. Morgan International Capital Corp. each have direct or indirect capital commitments to Trident of approximately $37 million, principally as special limited partners. The Company and BYRNE & sons, l.p. each have direct or indirect capital commitments to Trident of $18.7 million, principally as special limited partners. Trident has entered into investment advisory agreements with Marsh & McLennan Risk Capital Corp. and Morgan Guaranty Trust Company of New York. In consideration for such services, each of the advisors will be entitled to receive an advisory fee equal to 4% of the Gross Income (as defined) of Trident, which fee will be conditioned upon, and deferred pending, receipt by the partners of distributions equal to their capital contributions plus a specified rate of return thereon. In addition, Marsh & McLennan Risk Capital Corp. and Morgan Guaranty Trust Company of New York will be entitled to a fee of 1.2% and 0.8%, respectively, of the aggregate amount of each capital call made by Trident, including capital called from the organizers. Affiliates of Marsh & McLennan Risk Capital Holdings, Ltd. and J.P. Morgan Securities Inc. may be retained to manage the investment portfolios of, or provide other financial advisory or insurance services for, certain companies in which Trident invests. Mr. Newhouse is a director of Trident Corp., the general partner of Trident.

     Certain subsidiaries of EXEL Limited have provided reinsurance for Mid Ocean Reinsurance. Aggregate premiums ceded to such subsidiaries of EXEL Limited in fiscal 1997 were approximately $3 million.

     Affiliates of Marsh & McLennan Risk Capital Holdings, Ltd. are insurance intermediaries to the Company. Commissions allocable to these intermediaries for premiums earned by Mid Ocean Reinsurance in fiscal 1997 were $16.9 million.

     J.P. Morgan & Co. Incorporated and its subsidiaries have provided and may continue to provide investment banking and related services to the Company.

     The Company believes that the terms of such transactions, in general, are no less favorable to the Company than could have been obtained from third parties that were not affiliated with the Company.

     In June 1997, the Company made a loan in the principal amount of $1 million to Michael A. Butt, the President and Chief Executive Officer of the Company. The Note evidencing such loan does not bear interest unless Mr. Butt voluntary terminates his employment with the Company subsequent to June 30, 2002 or fails to make a principal payment when due, at which time the interest will be the applicable United States Federal rate for long-term loans determined in accordance with Section 1274(d) of the United States Internal Revenue Code of 1986, as amended, and such interest shall be paid annually on each November 15 thereafter. The Note requires repayment of principal amounts in ten equal annual installments of $100,000 each on November 15 of each year; provided that the entire unpaid principal amount of the Note becomes due and payable if Mr. Butt voluntarily terminates his employment of the Company prior to July 1, 2002 or Mr. Butt's employment with the Company is terminated under circumstances which entitle Mr. Butt to payment under his Change in Control Agreement with the Company.

     The Company has entered into an agreement with EXEL Limited whereby, so long as two officers of EXEL Limited serve as members of the Board of Directors of the Company, and one of such officers serves as a member of the Executive Committee of the Board of Directors of the Company, EXEL Limited shall not, without the approval of the Board of Directors of the Company or prior to May 1, 1998, (i) purchase any securities of the Company that would bring EXEL Limited's beneficial ownership of Class A Ordinary Shares above 30%, or Shares above 25% on a fully diluted basis, (ii) solicit proxies, or (iii) participate in a solicitation in an election contest. Mr. Esposito is Chairman of the Board and a director, and Mr. O'Hara is President, Chief Executive Officer, and a director, of EXEL Limited, and both are Directors of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company is not aware of any Director or officer who failed to file on a timely basis disclosure reports required by Section 16 of the Securities Exchange Act of 1934, as amended, except that certain Forms 3 and 5 were filed after their date due.

                   II.  SELECTION OF INDEPENDENT ACCOUNTANTS

     The Audit Committee and the Board of Directors have recommended the appointment of KPMG Peat Marwick, Bermuda, as the Auditors of the Company for the fiscal year ending October 31, 1998. Representatives of that firm are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPOINT KPMG PEAT MARWICK.

              III.  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals intended for inclusion in next year's proxy statement should be sent to the Company at its principal executive offices at Richmond House, 12 Par-la-Ville Road, Hamilton HM 08, Bermuda and must be received by September 15, 1998.

     Any Shareholder entitled to vote at a meeting may nominate persons for election as Directors if written notice of such intent is delivered or mailed, postage prepaid, and received by John M. Wadson at the principal executive offices of the Company not less than 5 days nor more than 21 days before the date appointed for such meeting. The shareholder notice must include the following information about the proposed nominee: (a) name, age, and business and residence addresses; (b) principal occupation or employment; (c) class and number of Shares or securities of the Company beneficially owned; and
(d) any other information required to be disclosed in solicitations of proxies pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including the proposed nominee's written consent to serve if elected. The notice must also include information on the Shareholder making the nomination, such as: name and address as it appears on the Company's books, and the class and number of Shares of the Company beneficially owned. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

                               IV.  OTHER MATTERS


     While management knows of no other issues, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy form to vote the proxy in accordance with their judgment on such matters.

PROXY SOLICITATION

     The Company will bear the cost of this solicitation of proxies. Proxies may be solicited personally, by mail, interview, telephone and telegraph by Directors, officers and employees of the Company and Mid Ocean Reinsurance without receiving additional compensation. In addition to the foregoing, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $4,000 plus reasonable out-of-pocket expenses and disbursements of that firm. Upon request, the Company will also reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding proxy materials to their principals.

     THE COMPANY WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ITS FORM 10-K REPORT THAT IT FILES ANNUALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THIS REPORT FOR THE FISCAL YEAR ENDED OCTOBER 31, 1997, MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY AT RICHMOND HOUSE, 12 PAR-LA-VILLE ROAD, HAMILTON HM 08, BERMUDA.

                                          As ordered,

                                             /s/ Robert J. Newhouse, Jr.
                                                         Chairman

                              MID OCEAN LIMITED

               NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                         To Be Held on March 5, 1998

         NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of MID OCEAN LIMITED (the "Company") will be held at the Sonesta Beach Resort, 6 Sonesta Drive, South Shore Road, Southampton SN02, Bermuda, on Thursday, March 5, 1998, at 8:30 a.m. local time for the items set forth on the reverse side.

         Only Shareholders of record, as shown by the transfer books of the Company at the close of business on January 15, 1998, are entitled to notice of and to vote at the Annual General Meeting.

         PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE PROXY STATEMENT. A PROXY NEED NOT BE A SHAREHOLDER OF THE COMPANY.

         THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                                       MID OCEAN LIMITED
                                                       P.O. BOX 11302
                                                       NEW YORK, N.Y. 10203-0302

(Continued and to be dated and signed on the reverse side.)

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

1. To elect three Class II Directors to hold office until 2001:

   FOR all nominees listed below                             / /
   WITHHOLD AUTHORITY to vote for all nominees listed below  / /
  *EXCEPTIONS                                                / /

   Nominees: Sir Brian Corby, Robert R. Glauber and Paul Jeanbart
   (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
   *Exceptions:_________________________________________________________________


2. To appoint KPMG Peat Marwick, Bermuda, to act as the Independent Auditors of the Company for the fiscal year ending October 31, 1998.

   FOR / /         AGAINST / /           ABSTAIN / /

   And to transact such other business as may properly come before the meeting or any adjournments thereof.



                                                    Change of Adress and
                                                    or Comments Mark Here / /

                                              NOTE: Please sign exactly as name
                                              or names appear to the left. When
                                              signing as Attorney, Executor,
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